UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

  ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

OREGON	93-0370304
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon	97229
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A, (c), check the following box.	☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A, (d), check the following box.	☒

Securities Act registration statement file number to which this form related:	None

Securities to be registered pursuant to Section 12(g) of the Act:	None

Explanatory Note

This Form 8-A/A is filed to supplement and amend the information set forth in the Form 8-A of Electro Scientific Industries, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on May 27, 2009.

Item 1. Description of Registrant’s Securities to be Registered.

On March 25, 2015, the Company and Computershare Inc., as successor-in-interest to Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), amended the Rights Agreement by and between the Company and the Rights Agent, dated as of May 18, 2009 (the “Rights Agreement”), to change the Final Expiration Date (as defined in the Rights Agreement) of the Rights (as defined in the Rights Agreement) issued under the Rights Agreement from May 18, 2019 to March 26, 2015 (the “Amendment No. 1”). As a result of this amendment, effective as of the close of business on March 26, 2015, the Rights expired and are no longer outstanding and the Rights Agreement has terminated by its terms.

A copy of the Rights Agreement and a summary of its material terms, which were filed with the SEC on a Form 8-A on May 27, 2009, are incorporated herein by reference. The foregoing description of the Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 1, a copy of which is filed herewith as Exhibit 4.2 and is incorporated herein by reference.

Item 2. Exhibits.

4.1    Rights Agreement, dated as of May 18, 2009, between Electro Scientific Industries, Inc., and Mellon Investor Services LLC, which includes as Exhibit A thereto a Form of Amendment to Third Restated Articles of Incorporation of Electro Scientific Industries, Inc. Amending Terms of Series A No Par Preferred Stock Article XI, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Stock (incorporated herein by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 19, 2009).

4.2    Amendment No. 1 dated as of March 25, 2015 to Rights Agreement, dated as of May 18, 2009, between Electro Scientific Industries, Inc. and Computershare Inc., as successor-in-interest to Mellon Investor Services LLC (incorporated herein by reference from Exhibit 4.2 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 26, 2015).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 26, 2015

Electro Scientific Industries, Inc.

By:	/s/ Paul Oldham
Name:	Paul Oldham
Title:	Vice President of Administration, Chief Financial Officer and Corporate Secretary